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                  [LETTERHEAD OF MAGNA INTERNATIONAL INC.]


July 18, 2002

Magna International Inc.
337 Magna Drive
Aurora, Ontario
Canada L4G 7K1

Dear Sirs & Mesdames:

I am the Executive Vice-President, Special Projects and Secretary of Magna International Inc. (the "Company") and, as such, have acted as Canadian legal counsel for the Company in connection with the preparation of the Registration Statement on Form F-4 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, for the registration of Class A Subordinate Voting Shares of the Company (the "Company Shares") to be issued pursuant to the terms of an agreement and plan of merger dated June 25, 2002 (the "Merger Agreement"), among the Company, Magna Mirrors Acquisition Corp. and Donnelly Corporation ("Donnelly"). Capitalized terms used in this letter, unless otherwise defined herein, have the respective meanings ascribed to such terms in the Merger Agreement.

The opinions expressed herein are rendered in my capacity as an employee of the Company and not in my personal capacity and are without personal liability.

I have examined the articles and by-laws of the Company and such other corporate records as I have deemed necessary as a basis for the opinions expressed herein, including resolutions of the board of directors of the Company, the Merger Agreement and the Registration Statement. In such examinations, I have assumed the genuineness of all signatures (whether on originals or copies of documents), the authenticity of all documents submitted to me as originals and the conformity to authentic, original documents of all documents submitted to me as copies, certified or otherwise.

The opinions expressed herein relate only to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on legislation and regulations in effect on the date hereof.

Based upon the foregoing, I am of the opinion that, upon issuance of the Company Shares to the holders of Donnelly Class A common stock, par value $.10 and Class B common stock, par value $.10, as contemplated by the Merger Agreement, the Company Shares will be validly allotted and issued as fully paid and non-assessable shares in the capital of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

Yours very truly,


/s/ J. Brian Colburn